                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

              MINNESOTA EDUCATIONAL COMPUTING CORPORATION (MECC)
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Shares, $.01 par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  60400P 10 4
          ---------------------------------------------------------
                                 (CUSIP Number)


R. David Bergonia, c/o North America Fund II, L.P., 135 South LaSalle Street,

                     Suite 4000, Chicago, Illinois 60603
- --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                                 May 17, 1996
- --------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement []. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D
                                AMENDMENT NO. 3

CUSIP No.        60400P 10 4
           ------------------



- ----------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                                          NORTH AMERICAN FUND II, L.P.

- ----------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                    (a)  [ ]
                                                                                                           (b)  [ ]

- ----------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                                                          NOT APPLICABLE

- ----------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]


- ----------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          DELAWARE

- ----------------------------------------------------------------------------------------------------------------------
          NUMBER OF             7      SOLE VOTING POWER
           SHARES                                                                 0
                                --------------------------------------------------------------------------------------
         BENEFICIALLY           8      SHARED VOTING POWER
           OWNED BY                                                               0

                                --------------------------------------------------------------------------------------
             EACH               9      SOLE DISPOSITIVE POWER
          REPORTING                                                               0

                                --------------------------------------------------------------------------------------
            PERSON              10     SHARED DISPOSITIVE POWER
             WITH                                                                 0

- ----------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                  0
- ----------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                    [ ]


- ----------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                                  0%

- ----------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                                                                                  PN
- ----------------------------------------------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
                                AMENDMENT NO. 3

CUSIP No.        60400P 10 4
           ------------------

- ----------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                           NORTH AMERICAN BUSINESS DEVELOPMENT COMPANY, L.L.C.

- ----------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                    (a)  [ ]
                                                                                                           (b)  [ ]

- ----------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                                                          NOT APPLICABLE

- ----------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]


- ----------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          DELAWARE

- ----------------------------------------------------------------------------------------------------------------------
          NUMBER OF             7      SOLE VOTING POWER
           SHARES                                                                 0
                                --------------------------------------------------------------------------------------
         BENEFICIALLY           8      SHARED VOTING POWER
           OWNED BY                                                               0

                                --------------------------------------------------------------------------------------
             EACH               9      SOLE DISPOSITIVE POWER
          REPORTING                                                               0

                                --------------------------------------------------------------------------------------
            PERSON              10     SHARED DISPOSITIVE POWER
             WITH                                                                 0

- ----------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                  0
- ----------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                    [ ]


- ----------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                                  0%

- ----------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                                                                                  00
- ----------------------------------------------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
                                AMENDMENT NO. 3

CUSIP No.        60400P 10 4
           ------------------


- ----------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                                          NORTH AMERICAN COMPANY LTD.

- ----------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                    (a)  [ ]
                                                                                                           (b)  [ ]

- ----------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                                                          NOT APPLICABLE

- ----------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]


- ----------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          FLORIDA

- ----------------------------------------------------------------------------------------------------------------------
          NUMBER OF             7      SOLE VOTING POWER
           SHARES                                                                 0
                                --------------------------------------------------------------------------------------
         BENEFICIALLY           8      SHARED VOTING POWER
           OWNED BY                                                               0

                                --------------------------------------------------------------------------------------
             EACH               9      SOLE DISPOSITIVE POWER
          REPORTING                                                               0

                                --------------------------------------------------------------------------------------
            PERSON              10     SHARED DISPOSITIVE POWER
             WITH                                                                 0

- ----------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                  0
- ----------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                    [ ]


- ----------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                                  0%

- ----------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                                                                                  PN
- ----------------------------------------------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
                                AMENDMENT NO. 3

CUSIP No.        60400P 10 4
           ------------------

- ----------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                                                        CHARLES L. PALMER

- ----------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                    (a)  [ ]
                                                                                                           (b)  [ ]

- ----------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                                                          NOT APPLICABLE

- ----------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]


- ----------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          UNITED STATES

- ----------------------------------------------------------------------------------------------------------------------
          NUMBER OF             7      SOLE VOTING POWER
           SHARES                                                                 0
                                --------------------------------------------------------------------------------------
         BENEFICIALLY           8      SHARED VOTING POWER
           OWNED BY                                                               0

                                --------------------------------------------------------------------------------------
             EACH               9      SOLE DISPOSITIVE POWER
          REPORTING                                                               0

                                --------------------------------------------------------------------------------------
            PERSON              10     SHARED DISPOSITIVE POWER
             WITH                                                                 0

- ----------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                  0
- ----------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                    [ ]


- ----------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                                  0%

- ----------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                                                                                  IN
- ----------------------------------------------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
                                AMENDMENT NO. 3

CUSIP No.        60400P 10 4
           ------------------

- ----------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                                                          R. DAVID BERGONIA

- ----------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                    (a)  [ ]
                                                                                                           (b)  [ ]

- ----------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                                                          NOT APPLICABLE

- ----------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]


- ----------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          UNITED STATES

- ----------------------------------------------------------------------------------------------------------------------
          NUMBER OF             7      SOLE VOTING POWER
           SHARES                                                                 0
                                --------------------------------------------------------------------------------------
         BENEFICIALLY           8      SHARED VOTING POWER
           OWNED BY                                                               0

                                --------------------------------------------------------------------------------------
             EACH               9      SOLE DISPOSITIVE POWER
          REPORTING                                                               0

                                --------------------------------------------------------------------------------------
            PERSON              10     SHARED DISPOSITIVE POWER
             WITH                                                                 0

- ----------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                  0
- ----------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                    [ ]


- ----------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                                  0%

- ----------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                                                                                  IN
- ----------------------------------------------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
                                AMENDMENT NO. 3

CUSIP No.        60400P 10 4
           ------------------


- ----------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                                                        ROBERT L. UNDERWOOD

- ----------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                    (a)  [ ]
                                                                                                           (b)  [ ]

- ----------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                                                          NOT APPLICABLE

- ----------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]


- ----------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          UNITED STATES

- ----------------------------------------------------------------------------------------------------------------------
          NUMBER OF             7      SOLE VOTING POWER
           SHARES                                                                 0
                                --------------------------------------------------------------------------------------
         BENEFICIALLY           8      SHARED VOTING POWER
           OWNED BY                                                               0

                                --------------------------------------------------------------------------------------
             EACH               9      SOLE DISPOSITIVE POWER
          REPORTING                                                               0

                                --------------------------------------------------------------------------------------
            PERSON              10     SHARED DISPOSITIVE POWER
             WITH                                                                 0

- ----------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                  0
- ----------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                    [ ]


- ----------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                                  0%

- ----------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                                                                                  IN
- ----------------------------------------------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) and (b)      As of the date hereof, no Reporting Person
beneficially owns any Common Shares.

                 (c) On May 17, 1996, the transactions contemplated by the Merger Agreement (the "Merger Agreement"), dated as of October 30, 1995, by and among SoftKey International Inc. ("SoftKey"), SchoolCo Inc., a wholly owned subsidiary of SoftKey, and the Issuer were consummated. Pursuant to the Merger Agreement, SchoolCo Inc. merged with and into the Issuer (the "Merger") with the Issuer surviving the Merger as a wholly owned subsidiary of SoftKey, and each Common Share, other than Common Shares owned by the Issuer as treasury shares or by SoftKey or any of its wholly owned subsidiaries, was converted into 1.14286 shares of common stock, par value $.01 per share, of SoftKey, having a market value on such date of $33.2857975.

                 (d) Pursuant to the Merger Agreement, the Issuer has become a wholly owned subsidiary of SoftKey.

                 (e) The Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Shares on May 17, 1996 pursuant to the consummation of the Merger Agreement.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

             Exhibit
              Number    Description
              ------    -----------

            99.1 Agreement, dated May 17, 1996, among Reporting Persons relating to filing of joint statement.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   May 17, 1996                      NORTH AMERICAN FUND II, L.P.

                                           By: North American Business
                                                Development Company, L.L.C., its
                                                General Partner


                                           By:   /s/ Charles L. Palmer
                                              --------------------------------
                                              Charles L. Palmer
                                               President and Chief Executive
                                               Officer



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   May 17, 1996                      NORTH AMERICAN BUSINESS
                                            DEVELOPMENT COMPANY, L.L.C.

                                           By:  /s/ Charles L. Palmer
                                              --------------------------------
                                                Charles L. Palmer
                                                President and Chief
                                                Executive Officer



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   May 17, 1996                      NORTH AMERICAN COMPANY LTD.


                                           By: /s/ Charles L. Palmer
                                               -------------------------------
                                               Charles L. Palmer
                                               Managing General Partner

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   May 17, 1996                                   /s/ Charles L. Palmer
                                                  -----------------------------
                                                  Charles L. Palmer



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   May 17, 1996                                   /s/ R. David Bergonia
                                                  -----------------------------
                                                  R. David Bergonia



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   May 17, 1996                                   /s/ Robert L. Underwood
                                                  -----------------------------
                                                  Robert L. Underwood

                                                      EXHIBIT INDEX



               Exhibit
               Number      Description                                                           Page
               ------      -----------                                                           ----
               99.1        Agreement, dated May 17, 1996, among Reporting Persons relating to filing of joint statement.